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                                                                     Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               SMARTBARGAINS, INC.

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

     The undersigned, for the purpose of restating the Certificate of Incorporation of SmartBargains, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

     The name of the Corporation is SmartBargains, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 29, 2000. The Corporation was originally incorporated under the name Retail Convergence, Inc.

     At a duly called meeting of the Board of Directors of this Corporation, a resolution was duly adopted pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware approving this Restated Certificate of Incorporation and declaring said Restated Certificate of Incorporation to be advisable. This Restated Certificate of Incorporation restates and integrates but does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

     The Certificate of Incorporation of this Corporation, as previously amended, is hereby restated to read in its entirety as follows:

     FIRST: The name of the Corporation is SmartBargains, Inc.

     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

     THIRD: The nature of the business to be conducted and the purposes of the Corporation are:

          To purchase or otherwise acquire, invest in, own, lease, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade and deal in and with real property and personal property of every kind, class and description (including, without limitation, goods, wares and merchandise of every kind, class and description), to manufacture goods, wares and merchandise of every kind, class and description, both on its own account and for others;

          To make and perform agreements and contracts of every kind and description; and


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          Generally to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 140,584,130, $.01 par value per share, of which (I) 86,000,000 shares are designated as Class A Voting Common Stock ("Common Stock") and (II) 54,584,130 shares are designated as Preferred Stock, $.01 par value per share, of which 25,331,764 shares shall be designated Series A Convertible Preferred Stock ("Original Series A Preferred Stock"), 3,960,291 shares shall be designated Series A-1 Convertible Preferred Stock ("Series A-1 Preferred Stock"), 5,500,407 shares shall be designated Series B Convertible Preferred Stock ("Series B Preferred Stock") and 19,791,668 shares shall be designated Series C Convertible Preferred Stock ("Series C Preferred Stock" and, collectively with Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, "Preferred Stock").

                                 A. COMMON STOCK

     The following is a statement of the voting powers and the designations, preferences and other special rights, and the qualifications, limitations or restrictions in respect of the Class A Voting Common Stock of the Corporation.

     1. General. The voting, dividend and liquidation rights of the holders of the Class A Voting Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be set forth in this Certificate of Incorporation or as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

     2. Voting. The holders of the Class A Voting Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as if and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

                                  B. [RESERVED]

                               C. PREFERRED STOCK

     1. Preferred Stock. The following is a statement of the voting powers and the privileges, preferences and other special rights, and the qualifications, limitations or restrictions in respect of the Preferred Stock of the Corporation.


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     2. Dividends.

          (a) Dividends. The holders of shares of each series of Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when and as they may be declared from time to time by the Board of Directors of the Corporation at an annual rate per share equal to six percent (6%) of the Original Purchase Price (as defined herein) of such series of Preferred Stock (the "Preferred Dividend"). For purposes hereof, (i) the "Original Purchase Price" with respect to the Original Series A Preferred Stock shall be equal to $1.13628 per share (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Original Series A Preferred Stock); (ii) the "Original Purchase Price" with respect to the Series A-1 Preferred Stock shall be equal to $1.13628 per share (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A-1 Preferred Stock); (iii) the "Original Purchase Price" with respect to the Series B Preferred Stock shall be equal to $1.13628 per share (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock); and (iv) the "Original Purchase Price" with respect to the Series C Preferred Stock shall be equal to $1.20 per share (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock) (the "Series C Original Purchase Price"). The Original Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock shall rank, with respect to payment of dividends, on parity. The Preferred Dividend shall be deemed to accrue on the Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends and shall compound annually. Such Preferred Dividend shall accrue on each share of Preferred Stock from the date of original issuance thereof until such share is redeemed or converted as provided herein; provided that for purposes hereof each share of Series A-1 Preferred Stock shall be deemed to have been originally issued on the date that the share of Original Series A Preferred Stock from which it was converted by the Corporation was originally issued. The Corporation shall not pay or declare any dividend on any other shares of capital stock unless it shall have first paid the Preferred Dividend to the holders of the Preferred Stock. Upon a conversion of any shares of Preferred Stock into Class A Voting Common Stock under Section C.5 of Article Fourth hereof or the redemption of any shares of Preferred Stock under Section
C.7 of Article Fourth hereof, all accumulated and unpaid Preferred Dividends on such shares of Preferred Stock (other than Preferred Dividends that have been declared but are unpaid) since the date of issue up to and including the date of conversion or redemption thereof shall be forfeited. Upon any liquidation, dissolution or winding up of the Corporation pursuant to Section C.3 of Article Fourth, all accumulated and unpaid Preferred Dividends (other than declared and unpaid Preferred Dividends) shall be forfeited.

          (b) Dividends in Kind. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they


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would have received pursuant to the provisions of Section C.2(a) of Article
Fourth above and had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

         3. Liquidation. Dissolution or Winding Up

          (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any sale of all or substantially all of the assets of the Corporation, or a merger, consolidation or sale of stock of the Corporation as a consequence of which those persons who held voting securities of the Corporation immediately prior to such transaction cease to hold in excess of fifty percent (50%) of the voting securities in substantially the same proportions of the Corporation or the surviving or resultant entity immediately after such transaction (each such event or transaction, a "Liquidation Event") before any distribution or payment may be made with respect to any shares of Common Stock or any other class or series of stock that ranks junior to the Preferred Stock upon liquidation, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus, or capital earnings, an amount per share equal to the Series C Original Purchase Price (the "Series C Initial Payment"). If the assets and funds of the Corporation available for distribution to the holders of the Series C Preferred Stock shall be insufficient to pay the Series C Initial Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series C Preferred Stock. Following payment in full of the Series C Initial Payment, each holder of outstanding shares of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or capital earnings, an amount per share equal to (i) in the case of the Original Series A Preferred Stock, the Original Purchase Price of the Original Series A Preferred Stock, (ii) in the case of the Series A-1 Preferred Stock, the Original Purchase Price of the Series A-1 Preferred Stock and (iii) in the case of the Series B Preferred Stock, the Original Purchase Price of the Series B Preferred Stock (collectively, the "Series A, A-1 and B Initial Payment"). If, after payment of the Series C Initial Payment, the remaining assets and funds of the Corporation available for distribution to the holders of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock shall be insufficient to pay in full the Series A, A-1 and B Initial Payment, then the remaining assets and funds of the Corporation legally available for distribution shall be distributed on a pari passu, pro rata basis to the holders of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock based on the aggregate Series A, A-1 and B Initial Payment that such holders would otherwise be entitled to receive. Following payment in full of the Series C Initial Payment and the Series A, A-1 and B Initial Payment, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or capital earnings, an amount per share equal to the 10% of the Series C Original Purchase Price, compounded annually, from the date of issue of the Series C Preferred Stock up to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such Liquidation Event, less the per share amount of any dividends previously paid on the Series C Preferred Stock (the "Series C


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Return"). If, after payment of the Series C Initial Payment and the Series A,
A-1 and B Initial Payment, the remaining assets and funds of the Corporation available for distribution to the holders of the Series C Preferred Stock shall be insufficient to pay the Series C Return, then the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series C Preferred Stock. Following payment in full of the Series C Initial Payment, the Series A, A-1 and B Initial Payment and the Series C Return, each holder of outstanding shares of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or capital earnings, an amount per share equal to 10% of the Original Purchase Price of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, as the case may be, compounded annually, from the date of issue of such shares up to and including the date full payment shall be tendered to the holders of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock with respect to such Liquidation Event, less, with respect to any such series of Preferred Stock, the per share amount of any dividends previously paid on such series of Preferred Stock (the "Series A, A-1 and B Return" and together with the Series C Initial Payment, the Series A, A-1 and B Initial Payment and the Series C Return, the "Liquidation Amount"); provided that for purposes hereof each share of Series A-1 Preferred Stock shall be deemed to have been issued on the date that the share of Original Series A Preferred Stock from which it was converted by the Corporation was issued. If, after payment of the Series C Initial Payment, the Series A, A-1 and B Initial Payment and the Series C Return, the remaining assets and funds of the Corporation available for distribution to the holders of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock shall be insufficient to pay the Series A, A-1 and B Return, the remaining assets and funds of the Corporation legally available for distribution shall be distributed on a pari passu, pro rata basis to the holders of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock based on the aggregate Series A, A-1 and B Return that such holders would otherwise be entitled to receive.

          After the Liquidation Amount has been paid in full to such holders of Preferred Stock, or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be immediately available for such payment, any assets remaining available for distribution will be distributed on a pari passu, pro rata basis among the holders of shares of Preferred Stock and the holders of shares of Common Stock, with each holder of one or more shares of Preferred Stock being entitled to receive the same kinds and amounts of such assets as such holder would be entitled to receive if such holder held the number of shares of Class A Voting Common Stock into which such holder's share(s) of Preferred Stock are then convertible pursuant to Section C.5 of Article Fourth hereof, provided however that the holders of each series of Preferred Stock shall be entitled to participate in such distribution of assets only until such time as the per share payment to the holders of such series of Preferred Stock (including the Liquidation Amount payable upon such series of Preferred Stock pursuant to this Section C.3(a) of Article Fourth) shall equal three times the Original Purchase Price of such series of Preferred Stock.

          Notwithstanding anything herein to the contrary, if any holder of Original Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock would have received a greater amount for any share of Original Series A Preferred Stock, Series A-1 Preferred Stock or


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Series B Preferred Stock than it would have otherwise received under this
Section C.3(a) of Article Fourth had such share been converted into Class A Voting Common Stock pursuant to Section C.5 of Article Fourth immediately prior to such Liquidation Event, then the holder of any such share of Original Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock shall receive for each such share pursuant to this Section C.3(a) of Article Fourth in lieu of the amounts described above, the amount equal to the amount it would have received had such share been converted into Class A Voting Common Stock immediately prior to such Liquidation Event.

          (b) Treatment of Reorganizations. Any Reorganization (as such term is defined in Section C.5(g) of Article Fourth), (except for a merger or consolidation in which the holders of the Corporation's voting securities prior to such merger or consolidation continue to own greater than fifty percent (50%) of the voting securities of the surviving or resulting entity in substantially the same proportions) shall be regarded as a Liquidation Event within the meaning of this Section C.3 of Article Fourth; provided, however, that each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Section C.5(g) of Article Fourth hereof, if applicable, in lieu of receiving payment of amounts payable upon a Liquidation Event pursuant to this Section C.3 of Article Fourth.

          (c) Distributions in Cash. The Liquidation Amount shall in all events be paid in cash; provided, however, that if the Liquidation Amount is payable in connection with a Reorganization, then each holder of the Preferred Stock may, at its election, receive payment of the Liquidation Amount in the same form of consideration as is payable with respect to the Common Stock. Wherever a distribution provided for in this Section C.3 of Article Fourth is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

     4. Voting Power.

          (a) Except as otherwise expressly provided in Section C.8 of Article Fourth hereof, or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Class A Voting Common Stock into which such holder's shares of Preferred Stock could be converted, pursuant to the provisions of Section C.5 of Article Fourth hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred Stock and Class A Voting Common Stock shall vote together as a single class on all matters, including, but not limited to, actions amending the Certificate of Incorporation to increase the number of authorized shares of Common Stock; provided, however, that with respect to all questions as to which, under law or under Section C.8(a) of Article Fourth hereof, stockholders are entitled to vote by class, the holders of shares of Preferred Stock shall vote as a single class separately and provided, further, that with respect to matters in Sections C.5(n) and C.8(b) of Article Fourth, the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall vote as a single separate class, and provided, further, that with respect to matters in Sections C.5(n) and C.8(c) of Article Fourth hereof, the holders of shares of Series C Preferred Stock shall vote as a single separate class.


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          (b) Each holder of Class A Voting Common Stock shall be entitled to one vote per share.

     5. Conversion Rights for the Preferred Stock. The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class A Voting Common Stock:

          (a) General. Subject to and in compliance with the provisions of this Section C.5 of Article Fourth, any share of the Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Class A Voting Common Stock. The number of shares of Class A Voting Common Stock to which a holder of shares of a series of Preferred Stock shall be entitled upon conversion shall be determined by multiplying the Conversion Rate applicable to such series of Preferred Stock (determined as provided in Section C.5(b) of Article Fourth) by the number of shares of Preferred Stock being converted.

          (b) Applicable Conversion Rate. The conversion rate in effect at any time for the conversion of the Original Series A Preferred Stock (the "Original Series A Conversion Rate") shall be determined by dividing the Original Purchase Price of the Original Series A Preferred Stock by the Original Series A Conversion Value, calculated as provided in Section C.5(c) of Article Fourth. The conversion rate in effect at any time for the conversion of the Series A-1 Preferred Stock (the "Series A-1 Conversion Rate") shall be determined by dividing the Original Purchase Price of the Series A-1 Preferred Stock by the Series A-1 Conversion Value, calculated as provided in Section C.5(c) of Article Fourth. The conversion rate in effect at any time for the conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be determined by dividing the Original Purchase Price of the Series B Preferred Stock by the Series B Conversion Value, calculated as provided in Section C.5(c) of Article Fourth. The conversion rate in effect at any time for the conversion of the Series C Preferred Stock (the "Series C Conversion Rate"; and, together with the Original Series A Conversion Rate, the Series A-1 Conversion Rate and the Series B Conversion Rate, each a "Conversion Rate") shall be determined by dividing the Series C Original Purchase Price by the Series C Conversion Value, calculated as provided in Section C.5(c) of Article Fourth.

          (c) Applicable Conversion Value. The conversion value of the Original Series A Preferred Stock (the "Original Series A Conversion Value"), the conversion value of the Series A-1 Preferred Stock (the "Series A-1 Conversion Value") and the conversion value of the Series B Preferred Stock (the "Series B Conversion Value") shall each initially be $1.13628. The conversion value of the Series C Preferred Stock (the "Series C Conversion Value") shall initially be $1.20. Each of the Original Series A Conversion Value, the Series A-1 Conversion Value, the Series B Conversion Value and the Series C Conversion Value shall be subject to adjustment from time to time in accordance with this Section C.5 of Article Fourth.


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          (d) Adjustments to Applicable Conversion Values.

               (i) (A) Upon Sale of Common Stock.

               (1) Original Series A Preferred Stock. If the Corporation shall, while there are any shares of Original Series A Preferred Stock outstanding, issue or sell (or in accordance with Section C.5(d)(i)(B) of Article Fourth below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the applicable Original Series A Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Original Series A Conversion Value, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the net aggregate consideration per share, if any, received by the Corporation or deemed received by the Corporation for such additional shares of Common Stock so issued or deemed issued.

               (2) Series A-1 Preferred Stock. If the Corporation shall, while there are any shares of Series A-1 Preferred Stock outstanding, issue or sell (or in accordance with Section C.5(d)(i)(B) of Article Fourth below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Series A-1 Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Series A-1 Conversion Value, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Series A-1 Conversion Value in effect immediately prior to such issuance by a fraction:

               (y) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Series A-1 Conversion Value in effect immediately prior to such issuance, and

               (z) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common Stock so issued (which issued shares shall not include additional shares issuable upon conversion of Preferred Stock resulting from adjustment of any applicable Conversion Value pursuant to this paragraph 5(d) in connection with such issuance);

provided that for the purpose of clauses (y) and (z) of this Section C.5(d)(i)(A)(1) of Article Fourth, all shares of Common Stock issuable upon conversion of any securities of the Company outstanding immediately prior to the issuance or deemed issuance giving rise to any such adjustment convertible into shares of Common Stock (including conversion of the outstanding shares of Preferred Stock) and all shares issuable upon exercise of outstanding options and warrants immediately prior to the issuance or deemed


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issuance giving rise to any such adjustment shall be deemed to be outstanding prior to the issuance or deemed issuance giving rise to any such adjustment.

               (3) Series B Preferred Stock. If the Corporation shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell (or in accordance with Section C.5(d)(i)(B) of Article Fourth below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Series B Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Series B Conversion Value, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the net aggregate consideration per share, if any, received by the Corporation or deemed received by the Corporation for such additional shares of Common Stock so issued or deemed issued. In addition, if the Corporation shall, prior to March 31, 2003, issue or sell (or in accordance with Section C.5(d)(i)(B) of Article Fourth below is deemed to have issued or sold) shares of its Common Stock to a person or group of persons who are neither stockholders of the Corporation on April 17, 2002, nor affiliates of such stockholders, in a single transaction at a price per share equal to or greater than $1.63 (appropriately adjusted for any stock split, combination of stock, stock dividend or other similar event affecting the Common Stock) and an aggregate price equal to or greater than $5 million, then in the first such case the applicable Conversion Value for the Series B Preferred Stock, upon such issuance or sale, except as hereinafter provided, shall be increased so as to be equal to 70% of the net aggregate consideration per share, if any, received by the Corporation or deemed received by the Corporation for such additional shares of Common Stock so issued or deemed issued.

               (4) Series C Preferred Stock. If the Corporation shall, while there are any shares of Series C Preferred Stock outstanding, issue or sell (or in accordance with Section C.5(d)(i)(B) of Article Fourth below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the applicable Series C Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Series C Conversion Value, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the net aggregate consideration per share, if any, received by the Corporation or deemed received by the Corporation for such additional shares of Common Stock so issued or deemed issued.

                    (B) Upon Issuance of Warrants, Options and Rights to Common Stock.

               (1) For the purposes of this Section C.5(d)(i) of Article Fourth, the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Original Series A Conversion Value, the Series A-1


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Conversion Value, the Series B Conversion Value or the Series C Conversion Value
at the time of such issuance. For the purposes of the last sentence of Section C.5(d)(i)(A)(3) of Article Fourth above, the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be at a price per share equal to or greater than $1.63 per share (appropriately adjusted for any stock split, combination of stock, stock dividend or other similar event affecting the Common Stock). Notwithstanding anything to the contrary contained in this Certificate of Amendment, in the case of and for the purposes of the last sentence of Section C.5(d)(i)(A)(3) of Article Fourth above only, the Corporation shall not have deemed to have issued warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall not be deemed an issuance of Common Stock until and unless the Net Consideration Per Share actually received by the Corporation for such securities is at a price per share equal to or greater than $1.63 per share (appropriately adjusted for any stock split, combination of stock, stock dividend or other similar event affecting the Common Stock)). Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Original Series A Conversion Value, Series A-1 Conversion Value, the Series B Conversion Value or the Series C Conversion
Value, as the case may be, shall be made under this Section C.5(d)(i) of Article Fourth upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

               Should the Net Consideration Per Share (as defined below) of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time (other than as a result of a stock split, stock dividend or other similar event), then, upon the effectiveness of each such change, the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value and Series C Conversion Value, shall be adjusted to such Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, respectively, as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Consideration per share of such securities, and (2) had adjustments made to the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, since the date of issuance of such securities been made to the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, as adjusted pursuant to (1) above. Any adjustment of the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, with respect to this Section C.5(d)(i)(B) of Article Fourth which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, when and to the extent such warrants, options, subscriptions, purchase rights or convertible securities expire or are canceled without being exercised or converted, so that the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, respectively, in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

               (2) For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                    (I) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                    (II) The "Net Consideration Per Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

                    (C) Stock Dividends. In the event the Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued at a price per share equal to $.00001, except in the case of an Extraordinary Common Stock Event.

                    (D) Consideration Other than Cash. For purposes of this Section C.5(d) of Article Fourth, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section C.5(d) of Article Fourth consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

                    (E) Exceptions. This Section C.5(d)(i) of Article Fourth shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section C.5(d)(ii)) of Article Fourth. Further, the provisions of this Section C.5(d) shall not apply to (i) shares of Common Stock issued upon conversion of the Original Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or upon conversion of the Class B Non Voting Common Stock, (ii) an aggregate of 9,998,300 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights, issued or issuable to employees, directors and consultants of the Corporation, in their capacity as such, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Corporation ("Employee Shares"), as such number of shares of Common Stock and/or options, warrants or other rights may be increased from time to time with the consent of at least a majority of those members of the Board of Directors who are both (x) Preferred Directors (as defined in Section 7 of the Shareholders' Agreement) and (y) are designated under the Shareholders' Agreement by a stockholder which, together with its affiliates, own shares of Preferred Stock representing an aggregate original purchase price of at least $5,000,000 (the "Specified Directors"),
(iii) any other issuance of equity securities or securities exchangeable or exercisable for, or convertible into, equity securities of the Corporation including but not limited to securities issued in connection with any senior debt financing or equipment lease financing if (x) such issuance has been approved by at least a majority of Specified Directors and (y) such Specified Directors have expressly provided in writing that the terms of this Section C.5(d) of Article Fourth shall not apply to such issuance, provided, however, in the event that any other equity securities or securities exchangeable or exercisable for, or convertible into equity securities of the Corporation are issued pursuant to this Section C.5(d)(i)(E)(iii) of Article Fourth at an effective purchase price per share of Common Stock greater than the Original Series A Conversion Value, Series A-1 Conversion Value or Series B Conversion Value but less than the Series C Conversion Value, then such approval and writing shall not be effective unless it includes the approval of the board designee of Maveron Equity Partners 2000, L.P. (the "Maveron Designee"), (iv) up to 5,212,900 shares of Class B Non Voting Common Stock issued pursuant to that certain Agreement, dated as of June 1, 2000, between the Corporation and America Online, Inc., (v) shares of Series A-1 Preferred Stock issued upon conversion shares of Original Series A Preferred Stock as contemplated by that certain Series B Convertible Preferred Stock Purchase Agreement dated as of April 17, 2002 (the "Series B Agreement"), (vi) up to 1,100,082 shares of Series B Preferred Stock or other securities issued upon exercise of the Warrants issued pursuant to the Series B Agreement or (vii) Warrants (as defined in the Series C Purchase Agreement, dated as of

July 26, 2002 (the "Series C Agreement"), issued pursuant to the Series C Agreement and up to 2,083,334 shares of Series C Preferred Stock or other securities issued upon exercise of the Warrants. The number of shares in this subsection (E) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

                    (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value and Series C Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value and Series C Conversion Value, respectively, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value and Series C Conversion Value, respectively. The Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value and Series C Conversion Value, as the case may be, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

          "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or
          (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

          (e) Dividends. In the event the Corporation shall make or issue a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Class A Voting Common Stock immediately prior to the date of such distribution.

          (f) Capital Reorganization or Reclassification. If the Class A Voting Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or distribution provided for elsewhere in this Section C.5 of Article Fourth or by a Reorganization), then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by a holder of the number of shares of Class A Voting Common Stock into which such share of Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

          (g) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section C.5 of Article Fourth) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, or the sale of a majority of the voting securities of the Corporation in one transaction or a series of related transactions (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.5 of Article Fourth with respect to the rights of the holders of the Preferred Stock after the Reorganization, to the end that the provisions of this Section C.5 of Article Fourth (including adjustment of the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case maybe, then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

     Except as otherwise provided in Section C.3(b) of Article Fourth, upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, each holder of Preferred Stock shall have the option of electing treatment for such holder's shares of Preferred Stock under either this Section C.5(g) of Article Fourth or Section C.3 of Article Fourth hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such event.

          (h) Certificate as to Adjustments, Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Rate applicable to any series of Preferred Stock, the Corporation at its expense will furnish each holder of Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Class A Voting Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Class A Voting Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section C.5 of Article Fourth, and cash, as provided in Section C.5(j) of Article Fourth, in respect of any fraction of a share of Class A Voting Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Class A Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Voting Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Class A Voting Common Stock upon conversion of the Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

          (j) Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Class A Voting Common Stock or scrip representing fractional shares upon the conversion of shares of Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Class A Voting Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

          (k) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

          (l) Reservation of Class A Voting Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Class A Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Voting Common Stock to such number of shares as shall be sufficient for such purpose.

          (m) Minimum Adjustment. Any provision of this Section C.5 of Article Fourth to the contrary notwithstanding, no adjustment in the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, shall be made if the amount of such adjustment would be less than 1 % of the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Original Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, then in effect.

          (n) Mandatory Conversion. If at any time the Corporation shall effect a Qualified Public Offering (as herein after defined), then effective upon the closing of such Qualified Public Offering, all outstanding shares of Preferred Stock shall automatically convert into shares of Class A Voting Common Stock on the basis set forth in Section C.5 of Article Fourth. If, at any time, the Corporation receives written notice of the affirmative vote or written consent from the holders of at least a majority of the Series C Preferred Stock, voting as a separate series, to convert their shares, all shares of Series C Preferred Stock shall automatically convert to shares of Class A Voting Common Stock on the basis set forth in this Section C.5 of Article Fourth. In the case where the holders of at least a majority of the Series C Preferred Stock shall have converted pursuant to Section C.5(a) of Article Fourth above, all shares of Series C Preferred Stock shall automatically convert to shares of Class A Voting Common Stock on the basis set forth in this Section C.5 of Article Fourth. Moreover, if, at any time, the Corporation receives written notice of the affirmative vote or written consent from the holders of at least two-thirds of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, considered together as a single class, on an as-converted to Class A Common Stock basis, to convert their shares into Class A Voting Common Stock, all shares of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall automatically convert to shares of Class A Voting Common Stock on the basis set forth in this Section C.5 of Article Fourth. If, at any time, the holders of at least two-thirds of the shares of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, considered together as a separate class (calculated on an as-converted to Class A Voting Common Stock basis), shall have converted such shares into Class A Voting Common Stock pursuant to Section C.5 of Article Fourth above, all shares of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall automatically convert to shares of Class A Common Stock on the basis set forth in this Section C.5 of Article Fourth.

     For purposes hereof, the term "Qualified Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate net proceeds to the Corporation equal at least $40,000,000 and in which the price per share of Common Stock is at least three times the Series C Original Purchase Price. Holders of shares subject to conversion shall deliver to the Corporation at its principal office (or such other office or agency as the Corporation may designate by notice in writing) during its usual business hours, the certificate or certificates for shares of Preferred Stock being converted, and the Corporation shall issue and deliver to such holders certificates for the number of shares of Class A Voting Common Stock to which such holders are entitled. Until such time as holders of shares of Preferred Stock shall surrender those certificates therefor as provided above, such certificates shall be deemed to represent the shares of Class A Voting Common Stock to which the holders shall be entitled upon the surrender thereof.

          (o) Additional Series C Preferred Stock Adjustment. In addition to any adjustments to which the Series C Conversion Value shall be subject pursuant to the other provisions of this Section C.5 of Article Fourth, the Series C Conversion Value shall also be subject to adjustment as follows:

     In the event that the Corporation has, by July 31, 2004, issued Excess Incentive Shares (as defined herein), the Series C Conversion Value shall be adjusted, effective as of July 26, 2002, by multiplying the Series C Conversion Value by a fraction, (A) the numerator of which is the product of (1) the Series C Conversion Rate in effect on July 26, 2002 and (2) the Total Purchased Shares (as defined herein), and (B) the denominator of which is the sum of the (1) Adjustment Shares (as defined herein) and (2) the Total Purchased Shares. If pursuant to this Section C.5(o), the Series C Conversion Value shall be adjusted, effective on July 26, 2002, then all adjustments to the Series C Conversion Value after July 26, 2002 through July 31, 2004 shall be recalculated accordingly.

     The "Excess Incentive Shares" shall equal the sum (without double counting) of all shares of Common Stock issued to, and all shares of Common Stock issuable upon conversion or exercise of options, warrants or other purchase rights that are issued to, the Corporation's employees, consultants and directors (i) during the period from July 26, 2002 through January 31, 2004; (ii) pursuant to offer letters for employment executed and delivered by the Corporation from July 26, 2002 through January 31, 2004; (iii) relating to or as a direct result of services provided to the Corporation for the period from July 26, 2002 through January 31, 2004; and (iv) in connection with or as a result of the Corporation's new hires from February 1, 2004 through July 31, 2004 only if such new hires were the result of the Corporation's active recruiting efforts, either through its own efforts or those of third parties retained by the Corporation for the purpose, with respect to a specific position or for an identified individual which efforts were initiated during the period from July 26, 2002 through January 31, 2004 less (x) 1,277,599 shares and less (y) the number of Employee Shares outstanding as of July 26, 2002 that have been repurchased, retired or cancelled from time to time during the period from July 26, 2002 through January 31, 2004; provided, however, that the number shall be calculated without giving effect to any Extraordinary Common Stock Event occurring during the period of July 26, 2002 through January 31, 2004.

     The "Total Purchased Shares" equals the sum of the (x) aggregate number of shares of Series C Preferred Stock issued pursuant to the Series C Agreement (as defined herein) and (y) the aggregate number of shares of Series C Preferred Stock issued or issuable upon exercise of the Warrants (as defined in the Series C Agreement) issued pursuant to the Series C Agreement.

     The "Adjustment Shares" shall equal a fraction, (xx) the numerator of which is the product of (1) the Total Purchased Shares Percentage (as defined herein) and (2) the Excess Incentive Shares, and (yy) the denominator of which is the difference between 1 and the Total Purchased Shares Percentage.

     The "Total Purchased Shares Percentage" is equal to a fraction, the numerator of which is the Total Purchased Shares and the denominator of which is the sum of 60,003,662 and the Total Purchased Shares.

     6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

     7. Redemption.

          (a) Optional Redemption by Holders. At any time after June 13, 2005, at the election of the holders owning at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-if-converted to Class A Voting Common Stock basis, the Corporation shall, to the extent it may do so under applicable law, redeem the Preferred Stock outstanding and held by the holders electing to participate in such redemption (the "Participating Holders") in three equal annual installments on the Redemption Dates (as defined below) set forth in the notice given pursuant to the first sentence of Section C.7(b) of Article Fourth. In the event shares of Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The number of shares to be redeemed shall be cumulative, so that any shares of Preferred Stock subject to redemption in one year that are prohibited from being redeemed shall be carried forward to each subsequent year during the period of the three annual redemption installments and shall be subject to redemption in addition to the shares otherwise redeemable in such year. The redemption price (the "Redemption Price") for each share of a series of Preferred Stock redeemed pursuant to this Section C.7(a)(i) of Article Fourth shall be equal to the greater of (a) 2.3 times the Original Purchase Price for such series of Preferred Stock and (b) the Fair Market Value per share of such series of Preferred Stock. For purposes hereof, Fair Market Value per share of a series of Preferred Stock shall mean the fair market value per share of that series of Preferred Stock as agreed upon in good faith by the Corporation and the Representative (who shall be a person selected by the holders of a majority of the outstanding shares of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-if-converted to Class A Voting Common Stock basis, and the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate series, and who shall be hereinafter referred to as the "Representative"), taking into account, in valuing such shares, all relevant facts and circumstances; provided, however, that there shall be no discount to reflect the fact that the shares are illiquid or represent a minority interest in the Corporation. If no such agreement is reached within thirty (30) days after notice is given to the Corporation of the exercise of the redemption right hereunder, the Fair Market Value per share of the series of Preferred Stock shall be determined by appraisal as set forth herein. All appraisals shall be undertaken by two appraisers, one selected by a majority of the disinterested members of the Board of Directors of the Corporation and one selected by the Representative. No Director who is affiliated with a person or entity whose Preferred Stock is being appraised shall vote on the selection of the appraiser chosen by the majority of the disinterested members of the Board of Directors of the Corporation. The Fair Market Value per share of each of the series of Preferred Stock shall be the fair market value per share of such series arrived at by those appraisers within thirty (30) days following the appointment of the last appraiser to be appointed. In the event that the two appraisers agree in good faith on the fair market value per share of a series of Preferred Stock within such a period of time, such agreed value shall be used for that series for these purposes. If the appraisers cannot agree but their valuations are within 10% of each other, the Fair Market Value per share of such series shall be the mean of the two valuations. If the appraisers cannot agree on the fair market value per share of a series of Preferred Stock and the differences in the valuations are greater than 10%, the appraisers shall select a third appraiser who will calculate fair market value independently, and, except as provided in the next sentence, the Fair Market Value per share of such series shall be the average of the two fair market values arrived at by the appraisers who are closest in amount. If one appraiser's valuation is the mean of the other two valuations, such mean valuation shall be the Fair Market Value per share of such series. In the event that the two original appraisers cannot agree upon a third appraiser within ten (10) days following the end of the thirty (30) day period referred to above, then the third appraiser shall be appointed by the American Arbitration Association. The expenses of the appraiser chosen by the Corporation will be borne by it, the expenses of the appraiser chosen by the Representative will be borne by the holders of the Preferred Stock, pro rata based on the number of shares of Preferred Stock owned, and the expenses of the third appraiser will be borne 50% by the Corporation and 50% by the holders of the Preferred Stock, pro rata based on the number of shares of Preferred Stock owned.

     On the first Redemption Date, the Corporation shall make payment of one-third of the aggregate Redemption Price for all shares of Redemption Preferred Stock (defined below) outstanding and held by the Participating Holders on the date thereof, on the second Redemption Date, the Corporation shall make payment of one half of the aggregate Redemption Price for all shares of Redemption Preferred Stock outstanding and held by the Participating Holders on the date thereof; and on the final Redemption Date, the Corporation shall make full payment of the Redemption Price attributable to all shares of Redemption Preferred Stock outstanding and held by Participating Holders on the date thereof. The Preferred Stock shall be redeemed in the following order of priority: first, a number of shares of Series C Preferred Stock that are Redemption Preferred Stock (as defined below) held by Participating Holders equal to the product of the total number of shares of Series C Preferred Stock that are Redemption Preferred Stock that are held by Participating Holders on the first Redemption Date multiplied by a fraction, the numerator of which is the Series C Original Purchase Price and the denominator of which is the per share Redemption Price of the Series C Preferred Stock; second, a number of shares of Original Series A Preferred, Stock, Series A-1 Preferred Stock and Series B Preferred Stock that are Redemption Preferred Stock and held by the Participating Holders equal to the product of the total number of shares of Original Series A Preferred Stock, Series A-1 Preferred Stock, and the Series B Preferred Stock that are Redemption Preferred Stock that are held by Participating Holders on the first Redemption Date multiplied by a fraction, the numerator of which is the sum of the Original Purchase Prices of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and the denominator of which is the sum of the Redemption Prices of the Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (with such shares being redeemed on a pari passu basis and pro rata basis among the holders of Original Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock based upon the total amount of Redemption Price of their respective holdings of such shares); and third, all remaining shares of Redemption Preferred Stock outstanding not previously redeemed, shall be redeemed from the Participating Holders, on a pari passu basis and pro rata based upon the total amount of Redemption Price that remains payable with respect to the Redemption Preferred Stock held by a Participating Holder in relation to the aggregate Redemption Price that remains payable with respect to all of the shares of Redemption Preferred Stock outstanding.

     In the event that the holders of the Preferred Stock do not elect to have the Preferred Stock redeemed pursuant to this Section C.7(a) of Article Fourth, the shares of Preferred Stock shall remain outstanding and subject to the provisions hereof.

          (b) Redemption Notice. If an election is made pursuant to Section C.7(a) of Article Fourth hereof, written notice of such election shall be mailed, postage prepaid, to the Corporation, not later than thirty (30) days before the first date fixed for redemption in such notice (each of the dates fixed for redemption in the notice is hereinafter referred to as a "Redemption Date"). If such election is made and appropriate notice is given then, at least twenty (20) days before each Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Preferred Stock as provided in Section C.7(a) of Article Fourth hereof. The Redemption Notice shall contain the following information:

               (i) the number of shares of Preferred Stock held by the holder and the total number of shares of Preferred Stock held by all holders that may be redeemed as of such Redemption Date; and

               (ii) the Redemption Date and the applicable Redemption Price. Any holder of Preferred Stock who wishes to do so may, by giving notice (a "Holder Notice of Redemption") to the Corporation at least five (5) business days prior to the first Redemption Date, elect to participate in the Redemption Preferred Stock and, if so electing, shall set forth in the Holder Notice of Election, the aggregate number of Preferred Stock held by it which such Participating Holder elects to have redeemed and set forth the series designation of such shares (and all shares which Participating Holders in the aggregate elect to redeem as set forth in the Holder Notices of Election (the "Redemption Preferred Stock").

          (c) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 4C.7 of Article Fourth shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section C.7 of Article Fourth shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a Holder Notice of Redemption shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date, unless the Corporation shall default in the payment of the applicable Redemption Price.

          (d) Payment. The Corporation shall pay, to the holders of Preferred Stock who elect to have their shares redeemed pursuant to this Section C.7 of Article Fourth, the Redemption Price by a certified or bank check made payable to such holder of Preferred Stock or by wire transfer in immediately available federal funds.

     8. Restrictions and Limitations.

          (a) Corporate Action. Except as expressly provided herein or as required by law, so long as at least 6,750,000 of the shares of Preferred Stock remain outstanding (appropriately adjusted for any stock split, stock dividend or other similar event), the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust (a "Subsidiary")) to, without the approval by vote or written consent by the holders of at least fifty one percent (51%) of the voting power of the then outstanding Preferred Stock, considered as a single separate class on an as-if-converted to Class A Voting Common Stock basis

               (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or except for the repurchase of shares of Common Stock from current or former employees, directors or consultants of the Corporation at the original purchase price thereof pursuant to vesting or other repurchase arrangements approved by the Board of Directors;

               (ii) authorize or issue, or obligate itself to authorize or issue, any equity security or any security convertible into an equity security senior to, or on parity with, any series of Preferred Stock as to liquidation preferences, redemption rights, dividend rights, voting rights or otherwise;

               (iii) effect a Liquidation Event;

               (iv) make any material change in the nature of its business or business plan;

               (v) increase or decrease the authorized size of the Corporation's Board of Directors; or

               (vi) authorize any amount of indebtedness for borrowed money in excess of $2.5 million in the aggregate outstanding.

          (b) Protective Provisions for the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock. The Corporation shall not, and shall not permit any Subsidiary, without the approval by vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, considered as a single separate class, take any action that:

               (i) alters or changes the rights, preferences or privileges of the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock;

               (ii) amends, restates, modifies or alters the Certificate of Incorporation or by-laws of the Corporation in any way which adversely affects the rights of the Series A

Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock; provided, however, that the creation and issuance of any new class or series of securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock shall not be subject to a separate class vote by the holders of the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, but shall be subject to the approval provided in Section C.8(a)(ii) of Article Fourth above;

               (iii) authorizes or issues, or obligates itself to authorize or issue, additional shares of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock; or

               (iv) declare or pay dividends or make any distributions of cash, property or securities with respect to any shares of the Corporation's capital stock other than dividends payable solely in shares of the Common Stock, except for any amounts payable in accordance with the terms of the Certificate of Incorporation upon a Liquidation Event.

          (c) Protective Provisions for the Series C Preferred Stock. The Corporation shall not, and shall not permit any Subsidiary, without the approval by vote or written consent of the holders of at least a majority of the then outstanding Series C Preferred Stock, considered as a single separate class, take any action that:

               (i) alters or changes the rights, preferences or privileges of the Series C Preferred Stock;

               (ii) amends, restates, modifies or alters the Certificate of Incorporation or by-laws of the Corporation in any way which adversely affects the rights of the Series C Preferred Stock. For purposes of this Section C.8(c)(ii) of Article Fourth, and for the avoidance of doubt, the amendment, restatement, modification or alteration of the Certificate of Incorporation to authorize a newly-created class or series of equity ("New Equity") with the following terms shall not require approval pursuant to this Section C.8(c)(ii) of Article Fourth: (A) that upon consummation of a Liquidation Event, the holders of such New Equity shall receive payment, prior to or on parity with the receipt by the holders of the Series C Preferred Stock of the Series C Initial Payment, in an amount per share not greater than 100% of the original purchase price per share of such New Equity, (B) that the shares of such New Equity accrue an annual dividend at a rate as a percentage of the original purchase price per share of such New Equity not greater than the annual dividend rate applicable to the Series C Preferred Stock, which annual dividend is payable when, and as, declared by the Corporation's Board of Directors, (C) only if an adjustment of the Series C Conversion Value pursuant to Section C.5 of Article Fourth in connection with the issuance of the New Equity has been waived pursuant to Section C.5(d)(i)(iii) of Article Fourth, that the holders of such New Equity are initially entitled to convert each share of New Equity into not more than one share of Class A Voting Common Stock; provided, however, that such conversion may be subject to such anti-dilution protection as may be negotiated with the purchasers of such new class or series of securities, (D) that the redemption of the New Equity can be initiated only as part of the redemption of the Preferred Stock upon the request of a majority of the outstanding shares of Preferred Stock, that the holders of the shares of New Equity may effect a redemption of such shares of New Equity not prior to the date upon which the holders of the shares of Series C Preferred Stock may effect redemption of such shares and that the holders of the New Equity are entitled to receive a redemption payment per share prior to or on parity with the payment of an amount per share equal to the Series C Original Purchase Price to the holders of the Series C Preferred Stock requesting redemption of up to 100% of the Original Purchase Price per share of the New Equity, (E) that, upon the consummation of a Liquidation Event and after payment of the Liquidation Amount in respect of each series of Preferred Stock (including the New Equity), the holders of such New Equity are entitled to participate, with respect to each share of New Equity held by them, with the holders of Preferred Stock and the holders of Common Stock in any distribution of remaining assets, on a pari-passu, pro rata basis, among the holders of the shares of Preferred Stock (including the New Equity) and holders of shares of Common Stock, with each holder of shares of Preferred Stock (including the New Equity) being entitled to receive the same kinds and amounts of such assets as such holder would be entitled to receive if such holder held the number of shares of Class A Voting Common Stock into which such holder's shares of Preferred Stock are then convertible pursuant to Section C.5 of Article Fourth, such participation by the New Equity to be up to an amount per share which, when added to the other liquidation amount payments paid to the holders of such New Equity, does not exceeds three (3) times the original purchase price per share of the New Equity,
(F) that the holders of such New Equity are entitled to a number of votes per share of such New Equity not greater than the number of shares of Class A Voting Common Stock into which a share of such New Equity converts; provided, however that the holders of such New Equity may be entitled to separate class voting rights as may be negotiated with the purchasers of such new class or series of securities, or (G) that upon consummation of a Liquidation Event, after payment of the amount to the holders of New Equity referenced in Section C.8(c)(ii)(A), and payment of the Series C Initial Payment, the holders of the New Equity are entitled to be paid out of the assets of the Corporation available for distribution an amount per share of New Equity not greater than 10% of the original purchase price per share of the New Equity, compounded annually from the date of issue of the shares of New Equity, prior to or on parity with the payment of the Series C Return (excluding amounts payable pursuant to clause E);

               (iii) authorizes or issues, or obligates itself to authorize or issue any New Equity or any security convertible into New Equity which: (A) entitles the holders thereof, upon consummation of a Liquidation Event, to receive payment per share prior to, or on parity with, the Series C Initial Payment in an amount in excess of 100% of the original purchase price per share of such New Equity, (B) accrues an annual dividend at a rate as a percentage of the original purchase price per share of such New Equity greater than the annual dividend rate applicable to the Series C Preferred Stock, or which is payable under circumstances other than when and as declared by the Corporation's Board of Directors; provided, however, that such New Equity may permit the payments described in clause (G) below; (C) if the issuance of such New Equity would result in adjustment to the Series C Conversion Value pursuant to Section C.5 of Article Fourth and such adjustment is waived pursuant to Section C.5(d)(i)(E)(iii) of Article Fourth, entitles the holders thereof to convert each share of New Equity into a number of shares of Class A Voting Common Stock greater than one, provided, however, that such conversion ratio may be subject to such anti-dilution protection adjustments as may be negotiated solely among the Corporation and the purchasers of such new class or series of securities,
(D) permits a redemption of such shares of such New Equity prior to the date upon which the holders of the shares of Series C Preferred Stock may effect redemption of such shares, or entitles the holder of the New Equity, upon a redemption, to receive a redemption payment per share prior to, or on parity with the payment of an amount equal to the Series C Original Purchase Price to the holders of the Series C Preferred Stock requesting redemption, in excess of 100% of the original purchase price per share of the New Equity (E) entitles the holders thereof, upon the consummation of a Liquidation Event and after payment of the Liquidation Amount with respect to all series of Preferred Stock (including the New Equity), to participate with respect to each share of such New Equity held by them in any distribution of remaining assets other than on a pro-rata pari-passu basis (on an as-converted to Class A Voting Common Stock basis), among the holders of the shares of Preferred Stock and holders of shares of Common Stock, with each holder of shares of Preferred Stock (including the New Equity) being entitled to receive the same kinds and amounts of such assets as such holder would be entitled to receive if such holder held the number of shares of Class A Voting Common Stock into which such holder's shares of Preferred Stock are then convertible pursuant to Section C.5 of Article Fourth, or permits such participation by the holders of the New Equity in amounts which, when added to the other liquidation amount payments paid to the holders of such New Equity, exceeds three (3) times the original purchase price per share of the New Equity, (F) entitles the holders thereof to a number of votes per share of such New Equity greater than the number of shares of Class A Voting Common Stock into which such New Equity converts; provided, however that the holders of such New Equity may be entitled to separate class voting rights as may be negotiated solely among the Corporation and the purchasers of such New Equity or (G) entitles the holders thereof, upon consummation of a Liquidation Event, after payment of the Series C Initial Payment but prior to payment of the Series C Return, to receive payment of a liquidation amount per share of New Equity greater than 10% of the original purchase price per share of the New Equity, compounded annually from the date of issue of the shares of New Equity (excluding amounts payable pursuant to clause E);

               (iv) authorizes or issues, or obligates itself to authorize or issue, additional shares of Series C Preferred Stock other than pursuant to the Series C Agreement;

               (v) declare or pay dividends or make any distributions of cash, property or securities with respect to any shares of the Corporation's capital stock other than dividends payable solely in shares of Common Stock, except for any amounts payable in accordance with the terms of the Certificate of Incorporation upon a Liquidation Event;

               (vi) reasonably could result in taxation to the holders of Series C Preferred Stock under Section 305 of the Internal Revenue Code, as amended (the "Code") including without limitation, any issuance of convertible debt or distributions of cash or property to stockholders of the Company that results in taxation to the holders of Series C Preferred Stock under Section 305 of the Code; or

               (vii) authorizes or issues, or obligates itself to authorize or issue, any debt securities or incur any indebtedness pursuant to which the Corporation is obligated to pay amounts in excess of 100% of the original principal amount of such obligation; plus interest, prepayment penalties, fees or other penalties in any amount provided thereunder as determined by the Corporation in its sole discretion.

     9. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding, or
(c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Preferred Stock set forth herein.

     10. Notices of Record Date. In the event of:

          (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

          (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation or other Liquidation Event, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, consolidation, dissolution, liquidation, winding up or other Liquidation Event is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, consolidation, dissolution, liquidation, winding up or other Liquidation Event. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

     B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

     C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designate from time to time by the Board of Directors of the Corporation.

     SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to,
(i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     EIGHTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

                                      * * *

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 141, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 24th day of June, 2004.


                                      SMARTBARGAINS, INC.


                                      By: /s/ Stephen M. Joseph
                                          -----------------------------------
                                          Name:  Stephen M. Joseph
                                          Title: Executive Vice President and
                                                 Chief Financial Officer